[COX TECHNOLOGIES LETTERHEAD]

                                  Press Release

       Cox Technologies, Inc. Announces Filing of Articles of Dissolution,
                   Sets Final Record Date and Sets an Initial
        Liquidating Cash Distribution to Shareholders of $0.14 per Share

BELMONT, NC--(BUSINESS WIRE)--January 5, 2005 --Cox Technologies, Inc. (COXT.OB) announced today that it filed Articles of Dissolution with the Secretary of State of North Carolina, to be effective January 17, 2005. At the close of business on January 17, 2005, the company will close its stock transfer books and discontinue recording transfers of its common stock. Thereafter, certificates representing the common stock will not be assignable or transferable on the books of the company. Any liquidating distributions made by the company will be made solely to the shareholders of record at the final record date, which is the close of business on January 17, 2005.

The company also announced that its board of directors has approved an initial cash distribution to its shareholders out of the proceeds of the sale of substantially all of its assets to Sensitech Inc. The company will make an initial distribution to each shareholder of record as of the close of business on January 17, 2005 of $0.14 for each share of Cox Technologies common stock held as of such record date. Cox Technologies will initiate the distribution upon finalization of the January 17, 2005 record of shareholders which is expected to be within a few days of the record date.

Since the Asset Sale to Sensitech, Cox Technologies has been taking the necessary steps to liquidate and convert the remaining non-cash assets of the Company to cash and to pay the liabilities and obligations of the Company. As of December 31, 2004, the company reported net assets in liquidation of approximately $6,152,614, or approximately $0.16 per share. The aggregate amount of the $0.14 per share cash distribution will be $5,343,390.78. In lieu of satisfying all of its liabilities and obligations prior to making the initial distribution to Cox Technologies' shareholders, the company has retained approximately $1,752,000 to provide for satisfaction of its liabilities and obligations.

After the liabilities, expenses and obligations have been satisfied in full, Cox Technologies will distribute to its shareholders any remaining portion of the cash reserve. Management's current estimate is that the cumulative distribution will be in a range from $0.16 to $0.17 per common share, in the form of the initial distribution in the amount of $0.14 per share and one or more subsequent distributions estimated to be in the range of $0.02 to $0.03 per share.

Forward Looking Statements. This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the proposed liquidating distribution and future liquidating distributions are forward looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from those described herein include, without limitation the following" our board of directors could elect to postpone the announced liquidating distribution for any reason; the precise nature, amount and timing of any distributions to shareholders will depend on and could be delayed by, among other things, claim settlements with creditors or other third parties, and unexpected or greater than expected expenses; our shareholders could be liable to our creditors up to the amount of any liquidating distributions received in the event we fail to create an adequate contingency reserve to satisfy all creditors' claims against us. In addition to the other factors mentioned in this press release, we urge you to consider the risk factors and other information contained in our Proxy Statement dated March 15, 2004. We undertake no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Cox Technologies

On April 16, 2004, Cox Technologies sold substantially all of its assets to Sensitech, for cash and is currently engaged in the process of orderly liquidation of its remaining assets, the winding up of its business and operations, and the dissolution of the Company.